Exhibit 99.02

LARGE SCALE BIOLOGY

Moderator: Kevin Ryan

October 22, 2003

4:00 pm CT

Operator:	Good afternoon. My name is Shayla and I will be your conference facilitator today. At this time, I would like to welcome everyone to the Large Scale Biology Corporation Third Quarter 2003 Earnings Release conference call. Joining us on the call today we have Ronald Artale, Chief Operating and Financial Officer, Robert Erwin, Chairman of the Board, and Kevin Ryan, President and Chief Executive Officer.

All lines have been placed on mute to prevent any background noise. After the speaker’s remarks, there will be a question and answer period. If you would like to ask a question during this time, simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question, press the pound key. Thank you. Mr. Artale, you may begin your conference.

Kevin Ryan:	Good afternoon. This is Kevin Ryan speaking for Ron Artale who is here but is suffering from a case of laryngitis. He will be available for questions. Before starting our formal remarks, I need to make cautionary statements. When we estimate our financial metrics such as, but not limited to, revenues, market valuation for common stocks, size and potential of market for our products, capital expenditures, and cash, and when we discuss the expected commercial, legal, operational, regulatory, or clinical results such as estimates or results are forward-looking statements and no assurance can be given that these estimates will be accurate. Actual results could vary materially.

Except as otherwise required by law, we disclaim any obligation to update these forward-looking statements. Please refer to Large Scale Biology’s recent filings with the SEC, including our own Form 10-K and Forms 10-Q, which contain additional information on the uncertainties and risk factors related to our business under the heading Factors That May Affect Our Business and Elsewhere.

In the future, we will make other filings with the SEC from time to time and update this cautionary disclosure. These filings are available on the SEC website at www.sec.gov.

Today we issued a press release announcing our third quarter 2003 financial results. If you would like to receive a copy of this press release, please call Large Scale Biology at (707) 469-2332 and we will provide you with a copy. A live webcast of this call and a recorded replay may be accessed through our website at www.lsbc.com. Now I’ll turn the call over to Bob Erwin, our Chairman.

Bob Erwin:	Thank you Kevin, and welcome everyone. Thank you for joining us on this conference call. The last quarter has been a very successful quarter in terms of the progress that we’ve made in our product development programs and in our production operations. The additional focusing that the company has undertaken has been quite effective in adding momentum to our therapeutic product development pipeline, and I think you will be very pleased as you hear results of that now and over the coming weeks and months.

The quality of the company’s science is continuing to be extremely high – some of this has been externally validated now by both things that you’ve seen announced and that you’ll hear discussed today, but also by a variety of analysis and due diligence processes that you won’t get to hear about. I am extremely optimistic about the status of these programs and knowing that most of you are here to hear about business and financial matters, rather than going into new details on some of the scientific advances, I’ll turn the call over to Kevin to discuss our commercial progress.

Kevin Ryan:	Thanks, Bob. During the quarter, we were awarded significant grants from the federal government, both the Department of Defense and the Commerce Department that validated our technology for the development of product opportunities for both of those agencies. In addition, we entered an agreement with Growers Research for the purpose of developing products for plant pests. The fourth award was to do with the National Institute of Alcohol Abuse for research leading to the discovery of biomarkers for alcohol-related diseases.

Additionally, we continue to pursue three major opportunities and product partnering. Those product-partnering efforts, while longer than we would anticipate, are proceeding very firmly towards the use of our technology and our molecules in a marketing partnering activity with major U.S. pharma companies. As we talk, I have in my hand an authorized press release for one of these projects. We will be announcing very, very shortly as soon as the agreed upon contract, physical copy, arrives in our hand. I guess that comes under the heading of don’t do it until the fat lady sings. So that contract has been approved. We’re just waiting for the paperwork and details will be forthcoming in the very, very near future.

The use of funds in the company has been put on a very effective stream that does not impair any of the commercial partnering opportunities which we pursue. We continue to focus our efforts as a therapeutic and vaccine product development company. We will continue to honor all service agreements that were in place for products along our proteomics operation, but we are not actively pursuing those type of agreements for the future. We are strictly a product and therapeutic vaccine company.

Revenues in our third quarter ended September were $1.2 million; a half million-dollar increase over the same period last year and a sequential increase over the second quarter as well. Revenue for this entire year has stepped up positively while we work to conclude the partnering agreements. The year over year increase reflects revenue from the Department of Commerce, the National Institute of Science and Technology and the Growers Research project I mentioned, with additional non-recurring revenue associated with Glaxo Protein Marker Discovery Project.

Operating costs and expenses in the third quarter were $5.5 million, a decrease of $2.1 million or 28% from last year’s $7.6 million. About half of this decrease comes from reductions in G&A, which were more than a third less than 2002. Sequentially, in comparison with the second quarter of 2003, operating costs and expenses for the third quarter were down $1.6 million. This improvement is on a GAAP basis. Second quarter included $1.1 million in cash, and non-cash severance costs associated with a $5 million annualized spending reduction plan. That plan has been completed, is in place, and those numbers are being met. The third quarter fully reflects the benefits of savings plan implementation.

Our reported and unadjusted loss for the third quarter narrowed to $ 4.3 million, $0.17 per share, versus last year’s $6.8 million, or $0.27 per share. I would point out that this marks the smallest loss in almost two and a half years, largely the benefit of the 50% reduction in spending, including a 60% reduction in G&A costs.

For the nine months ended September 30, our loss is reported at $18.1 million, $0.71 a share, compared with a reported loss last year of $25.9 million or $1.04 per share, nearly a one third, 33% improvement. On a pro forma basis adjusting both years for the effects of asset impairment and severance associated with restructuring, year-to-year improvement is closer to 40%.

At September 30, our cash and marketable securities were $11.3 million. Net cash utilization for the third quarter was $3.7 million, a marked improvement over the previous quarters and somewhat better than anticipated.

I would make note at this time that in future financing efforts, we are not finding a lack of interest from partners, from private and public sources, and of course the best source of revenues, which is sales – which we anticipate a marketing of our first product, Aprotinin for research, in the late first quarter, beginning second quarter in 2004.

Looking forward, this progress made in the third quarter will become evident as we complete our negotiations with potential partners. Meanwhile, federal budget funding for research and development for the U.S. Army Medical Research Institute for Infectious Diseases to apply LSBC’s gene shuffling technology and the NIAID National Institute for Allergies and Infectious Diseases award for HIV Vaccine Research are further tangible validations of our science and our capability.

We have sufficient liquidity to fund operations through 2004 mid-year. Now that statement does not anticipate the revenue derived in the beginning of 2004. That’s strictly on a cash basis where we intend to end the year. More importantly, we have the financial capital and internal resources to scale our biomanufacturing operation in Owensboro and sell through large distribution channels the previously mentioned research-grade recombinant Aprotinin for use in general research and in bioprocessing manufacturing application.

Realistically, we think $4 to $6 million in revenue is doable, primarily in the back half of 2004, yielding us margins exceeding 60%. The company continues to move forward. Our core projects are intact. Our core scientific staff is intact and dedicated to the completion of these projects.

Our discussions with the three partners, as I mentioned earlier, continue to move forward on a very collegial basis towards a common good – interdiction of some business issues that they may face on a timing basis are the key reasons for us not getting these completed at this quarter. We are very confident, as I mentioned, the press release is in hand ready to go on one of these major agreements and the reception of signed documents in the next few days, we’ll be announcing that agreement. With that I would like to turn it over to questions.

Operator:	At this time, I would like to remind everyone in order to ask a question, please press star and then the number 1 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster. Your first question comes from Winton Gibbons of William Blair.

Winton Gibbons:	Yes, hi, how’s it going?

Kevin Ryan:	It’s going well.

Winton Gibbons:	I have questions – first, probably for you Kevin or Bob, what is the status of the NHL Vaccine Program as well as the alpha-galactosidase program?

Kevin Ryan:	The NHL, as Bob outlined on previous calls, is awaiting a partnering opportunity. We are not actively pursuing that right at the moment.

Winton Gibbons:	And how about the alpha-galactosidase for Fabry’s disease?

Kevin Ryan:	It’s under very strong negotiations at the moment.

Winton Gibbons:	Okay so that’s being negotiated. Okay. And what about PLURIGEN® or any kind of stem cell projects?

Kevin Ryan:	As far as PLURIGEN® is concerned, it is receiving little attention at the moment; but stem cell, I’ll turn it over to Bob because this is a very, very important progressive program.

Bob Erwin:	Winton, as you probably recall, PLURIGEN® was a research reagent product that came out of a broader stem cell research program with clinical targets as its primary objective. The research has gone extremely well. We have narrowed the scope of it based on successes that have been obtained in research and, although we can’t today discuss specifics of the product potential, we are very optimistic about it. It is a very high priority internal effort. It happens to be one that has used virtually all aspects of our proprietary technology to achieve the technical progress that we’ve made to date, and I’m reasonably optimistic that we will be talking more and more about actual clinical product opportunities with this within the next 30 days or so. So, I can’t give you any more detail on that at this point except to stay that it’s still a high priority, and we’re working very hard and successfully on getting some tangible endpoints.

Winton Gibbons:	And relative to the proteomic facility in Maryland, you’re continuing your programs that you have in place – your service agreements; you’re also presumably doing some of this work you just mentioned there. What’s going to happen to the facility? Is there a way you’re going to be able to get capital by reselling the mass spec instruments or can you describe, kind of, what your plans are for that?

Kevin Ryan:	Yes, Winton, we’ll be very opportunistic when it comes to the proteomics operation. We’re fulfilling our service agreements that – you know our domicile there and our focus going forward is product, product, product. The tools that are available through that organization will be used only to apply to our product efforts going forward. And we’re evaluating the strengths and weaknesses and the opportunities available to us in the proteomic operation, but certainly at best, would support - the technology would support product development here. We are not out trying to fill the business cart, if you will, with future low margin service agreements.

Winton Gibbons:	And then, lastly, on the cash, can you talk a little bit about if you just have the current agreements in place, what you think your cash burn rate will be? And then also, given what you believe you’ll be able to sell, for example, the Aprotinin, what it would be under that scenario?

Kevin Ryan:	Well, if you start with our expected endpoint cash and marketable securities at the end of the year, we’ve got six months of life on that basis alone. If you add in the agreements that we’ve just signed with the government, that places us in the neighborhood of another three months. You take the Aprotinin anticipated sale next year and samples will be leaving on that product in our facility in early December.

We may decide because of holiday confusion and so forth not to send them in until September 1 — I’m sorry, January 1. That product will be out and generating revenues in this late, first, early second quarter which we anticipate on an annual basis, with planning gap – the gross margin planning gaps the remainder of the year. So in a planning basis, by generating revenue plus the cash on hand, we look ourselves to be covered in 2004. However, we are going to take steps to capitalize on the current growth in the biotechnology market in terms of financing opportunities.

We have been approached by significant private sources as well as public opportunities; and we are sorting through that and are going to put together a plan that probably would capitalize on a financing event in the beginning of the year, based on the strong progress of our in-house capability on stem cell and the other key products that we are pursuing.

It’s interesting - in this environment we continue to be aggressive in licensing in molecules that are particularly significant opportunities to our technology and that continues. So, our business efforts are both outbound partnering in terms of what our armamentarium handles right now and increasing that with strategic opportunities that we see in research institutions and in the marketplace.

Winton Gibbons:	Great. Thank you.

Operator:	Again, I would like to remind everyone in order to ask a question, please press star and then the number 1 on your telephone keypad. Please hold for your next question. At this time, there are no further questions. You do have a question from Bob Taplinger from Taplinger Partners.

Bob Taplinger:	Hello. I’m very new to your company and I’d like to ask a question that might be naïve. I’m just starting my due diligence and trying to learn about your company. But is there an opportunity, I guess your not a biotechnology company per se, but I guess every pharma and biotech company looks for that breakthrough drug, that billion dollar drug opportunity – I’m not alluding to the fact that you have that in your back pocket. But is your business sort of like that of grinding it out, the partnering agreements with incremental revenue growth or is there some kind of a blockbuster somewhere in your back pocket that could present itself and really move you to a whole different level of company?

Kevin Ryan:	Thanks for the question, Bob. You characterized us first as a non-biotech company, and I think we pass the test to be qualified in the general area of biotechnology. Number 2 is the partnering approach – we view ourselves as a developer of therapeutic products and vaccines. We are not – our power alley is not in the marketing arena and a partnering effect at very high attractive royalty rates is a great way for us to build a company.

In narrow marketing efforts such as research Aprotinin, where you market through significant laboratory supply firms such as Sigma Aldridge, we are taking that one direct because it has deminimis marketing span. Now on the last point, yeah, everyone would like to have that breakthrough blockbuster. It’s interesting, the big successful guys in biotech right now have benefited by having those - example, Amgen. If we shot them with sodium pentothal today, I’d think they’d tell you that they don’t have one now.

We have in our armamentarium one that we think certainly qualifies for that level of sales volume – too early to tell. It’s the one Bob mentioned; he said in 30 days we think we’ll have more to say about it but the size of our company does not prevent the discovery of those unique opportunities; so, witness that to American Genetics trying to develop a new approach to indigo and ending up with Amgen with Epigen – certainly great things can come from small companies and we’ve got a terrific intellectual base here and we’re pursuing it hotly. So, as you look at us, just investigating our company, we are technology rich and we’re beginning to bring these things to marketing fruition.

Bob Taplinger:	Thank you and good luck.

Kevin Ryan:	Thank you.

Operator:	At this time, there are no further questions.

Kevin Ryan:	Thank you very much for taking time to join us on this call. We appreciate your interest in Large Scale Biology and you should take away the confidence that we believe we have an outstanding future based on fabulous science. Take care.

Operator:	This concludes today’s conference call. You may now disconnect.

END

In this transcript, any statements, which refer to expectations, projections or other characterizations of future events or circumstances, are forward-looking statements. Forward-looking statements involve risks, uncertainties and situations that may cause our actual results or performance to be materially different from any future results or performance expressed or implied by these statements, including our dependence upon and our ability to enter into and maintain successful relationships with collaboration partners, creation of demand for products incorporating or made using our technologies, our ability to improve and keep our technologies competitive, delays or issues which may arise in securing FDA approval for certain products we develop, the actual clinical efficacy of such products, our ability to manage costs in ways that preserve our product pipeline and technology base and the requirement for substantial funding to conduct research and development and to expand commercialization activities. We cannot guarantee future results, levels of activity, performance or achievements. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this release. For a further list and description of such risks and uncertainties, see LSBC ‘s reports filed with the Securities and Exchange Commission, including Forms 10-K and 10-Q. Except as required by law, we do not undertake to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.